LIMITED BUSINESS LICENSE

CLARK COUNTY, NEVADA
Department of Business License

Date Issued: January 01, 2018

Business Description: Marijuana Master License Retail Cultivation/Production
Medical Cultivation/Production

This person, firm, corporation herein named is hereby granted a Limited Business License as shown hereon pursuant to county ordinance.

LIMITED BUSINESS LICENSE NUMBER: **2000032.MMR-301**

BUSINESS OWNER: Nevada Medical Group, LLC

BUSINESS NAME ADDRESS: Nevada Medical Group
3375 Pepper Ln
Las Vegas, NV 89120

Limited License(s) must be displayed at all times in an open and conspicuous place in the establishment for which it was issued. This Limited Business License is conditioned as follows:

1) *Licensee must post signage prohibiting loitering and graffiti*
2) *Effective only in conjunction with Medical Marijuana Registration Certificate & Nevada Department of Taxation License*

This Limited Business License is VALID until **December 31, 2018.**

Failure to abide by Clark County Code and Regulations will result in the revocation or suspension of this Limited License.

This Limited license is VALID only when signed by the Director of Business License or her designated representative.

Jacqueline R. Holloway
Director of Business License

JACQUELINE R. HOLLOWAY, Director of Business License